     As filed with the Securities and Exchange Commission on May 9, 2003
                                             Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              -----------------
                            VIEWPOINT CORPORATION
            (Exact Name of Registrant as Specified in its Charter)
                              -----------------

          DELAWARE                            7373                   95-4102687
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)  Identification Number)

                              -----------------
                        498 SEVENTH AVENUE, SUITE 1810
                           NEW YORK, NEW YORK 10018
                                (212) 201-0800
 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)
                              -----------------

                               BRIAN J. O'DONOGHUE
                          SECRETARY AND GENERAL COUNSEL
                              VIEWPOINT CORPORATION
                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                 WITH A COPY TO:

                       MILBANK, TWEED, HADLEY & MCCLOY LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                       ATTENTION: ALEXANDER M. KAYE, ESQ.

                                -----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -----------------
                       CALCULATION OF REGISTRATION FEE

                                                         AMOUNT         PROPOSED MAXIMUM        PROPOSED
                                                          TO BE          OFFERING PRICE    MAXIMUM AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED         PER UNIT (1)     OFFERING PRICE       REGISTRATION FEE
--------------------------------------------------     ----------       ----------------   ------------------   ----------------
Common Stock, par value
  $.001 per share..................................     3,614.756            $ 0.76           $2,747,214.56         $222.25

----------------

 (1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices for Viewpoint Corporation's common stock as reported on the Nasdaq National Market on May 2, 2003.



                                -----------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

PROSPECTUS
----------

             PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 9, 2003

                              VIEWPOINT CORPORATION

                       3,614,756 SHARES OF COMMON STOCK

                                -----------------

        The selling stockholders identified on page 7 of this prospectus are offering these shares of common stock of Viewpoint Corporation. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. Viewpoint will not receive any portion of the proceeds from the sale of these shares.

        Viewpoint's common stock is quoted on the Nasdaq National Market under the symbol "VWPT."

        On May 8, 2003, the last reported closing price of the common stock on the Nasdaq National Market was $0.76 per share.

        You should note that up to 7,661,281 shares of our common stock will be offered concurrently with this offering, pursuant to our registration statement on Form S-3 filed on January 30, 2002, as amended on April 11, 2003 (which has not yet been declared effective by the Commission), and including any amendments thereto or reports filed for the purpose of updating the registration statement.

        Our principal executive offices are located at 498 Seventh Avenue, Suite 1810, New York, New York 10018, and our telephone number is
(212) 201-0800.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

        THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGES 1 - 5 IN DETERMINING WHETHER TO PURCHASE VIEWPOINT CORPORATION COMMON STOCK.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




            THE DATE OF THIS PROSPECTUS IS _________________, 2003.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
RISK FACTORS.................................................................1
FORWARD-LOOKING STATEMENTS...................................................5
OTHER INFORMATION............................................................5
USE OF PROCEEDS..............................................................6
PRIVATE PLACEMENT OF SUBORDINATED NOTES AND COMMON STOCK.....................6
SELLING STOCKHOLDERS.........................................................7
PLAN OF DISTRIBUTION.........................................................7
LEGAL MATTERS................................................................9
EXPERTS......................................................................9
INCORPORATION OF DOCUMENTS BY REFERENCE......................................9
WHERE YOU CAN FIND MORE INFORMATION.........................................10

                               -------------------

                                  RISK FACTORS

        An investment in Viewpoint involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in Viewpoint. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE

        We have had significant quarterly and annual operating losses since our inception, and as of March 31, 2003, we had an accumulated deficit of approximately $230,583,000. We believe that we will continue to incur operating losses in the future, which may cause our share price to decline.

OUR FUTURE REVENUES MAY BE UNPREDICTABLE AND MAY CAUSE OUR QUARTERLY RESULTS TO FALL BELOW MARKET EXPECTATIONS

        As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, we may be unable to forecast our quarterly and annual revenues accurately. If our future quarterly operating results fall below the expectations of securities analysts or investors due to the following factors, the trading price of our common stock will likely drop:

     - our ability to retain existing customers, attract new customers, and satisfy our customers' demands;
     - introduction or enhancement of new products, technologies or services by our competitors which may render our technologies and services less attractive or obsolete;
     - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure; and
     - difficulty integrating our graphics technology with third party software programs.

        Based on these factors, we believe our revenues, expenses and operating results could vary significantly in the future and period-to-period comparisons should not be relied upon as indications of future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

WE MAY HAVE TO OBTAIN FINANCING ON LESS FAVORABLE TERMS, WHICH COULD DILUTE CURRENT STOCKHOLDERS' OWNERSHIP INTERESTS IN THE COMPANY

        In order to fund our operations and pursue our growth strategy we may seek additional funding through public or private equity financing or from other sources. We have no commitment for additional financing and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences, or privileges senior to our common stock and may dilute our current stockholders' ownership interest in Viewpoint.

WE HAVE LIMITED CASH RESOURCES WHICH COULD LIMIT OUR ABILITY TO FUND OPERATIONS

        As of March 31, 2003, we had cash, cash equivalents, marketable securities and restricted cash of $7,446,000. We may need to implement cost reductions in the future which can limit our ability to develop and deploy our technology. If forecasted revenues are not achieved, we may also need to raise additional capital to fund operations which may be difficult to accomplish on favorable terms or at all.

OUR STOCK PRICE IS VOLATILE, WHICH COULD SUBJECT US TO CLASS ACTION LITIGATION

        The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

     -  actual or anticipated fluctuations in our operating results;
     -  general market and economic conditions affecting Internet companies;
     -  our announcement of new products, technologies or services; and
     - developments regarding our products, technologies or services, or those of our competitors.

        In addition, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

WE MAY BE DELISTED FROM NASDAQ, WHICH WOULD ADVERSELY IMPACT OUR STOCK PRICE AND THE ABILITY OF OUR STOCKHOLDERS TO PURCHASE AND SELL OUR SHARES IN AN ORDERLY MANNER

        We may be unable to maintain compliance with Nasdaq listing standards.

        The Nasdaq National Market notified us on March 20, 2003 that our common stock may be delisted from Nasdaq for failure to maintain a minimum bid price of $1.00 and that we will be provided until September 16, 2003 to regain compliance with National Market standards. If we are unable to regain compliance with the minimum bid price we may be eligible to transfer our common stock to listing on The Nasdaq SmallCap Market if we meet applicable listing standards and thereby gain an additional 180 days to regain compliance with the minimum bid price requirement. Transitioning to the SmallCap Market or the delisting of our stock could damage our general business reputation and impair our ability to raise additional funds. This may further adversely impact our stock price. Furthermore, a delisting of our shares would adversely impact the ability of our stockholders to purchase and sell our shares in an orderly manner, or at all. Any of the foregoing events could have a material adverse effect on our business, financial condition and operating results.

WE MAY EFFECT A REVERSE STOCK SPLIT AND IF WE DO SO, OUR STOCK PRICE MAY DECLINE AFTER THE REVERSE STOCK SPLIT

        In response to the potential delisting of our common stock due to the failure to meet the Nasdaq National Market's minimum bid price requirement discussed above, we may ask our stockholders to authorize a reverse stock split at our annual meeting in 2003. If the reverse stock split is approved by our stockholders and we effect the reverse stock split, we would reduce the number of outstanding shares of common stock. With fewer shares outstanding, we would expect our stock price to increase. While a reverse stock split may enable us to cure the minimum bid price deficiency, share prices of companies effecting reverse stock splits often decline and we cannot assure you that our stock price would not decline after a reverse stock split.

IF THE INTERNET DOES NOT BECOME A MORE WIDESPREAD COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES MAY DECLINE SIGNIFICANTLY

        The market for our products, technologies and services is new and evolving rapidly. Growth in the computer graphics market depends, in large part, on increased use of the Internet for e-commerce. If the rate of adoption of the Internet as a method for e-commerce slows, the market for our products, technologies and services may not grow, or may develop more slowly than expected. Licensing of our products and technologies depends in large part on the development of the Internet as a viable commercial marketplace. There are now substantially more users and much more "traffic" over the Internet than ever before, use of the Internet is growing faster than anticipated, and the technological infrastructure of the Internet may be unable to support the demands placed on it by continued growth. Delays in development or adoption of new technological standards and protocols, or increased government regulation, could also affect Internet use. Any of these developments could adversely effect our business because substantially all of our revenues are derived from online services and sales.

OUR MARKET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS AND TECHNOLOGIES MAY NOT SUCCEED IN THE MARKETPLACE

        The market for e-commerce visualization is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers' increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

        In addition, the computer graphics industry is subject to rapidly changing methods and models of information delivery. If a general market migration to a method of information delivery that is not conforming with our technologies were to occur, our business and financial results would be adversely impacted.

SECURITY RISKS COULD LIMIT THE GROWTH OF E-COMMERCE WHICH WOULD ADVERSELY IMPACT OUR ABILITY TO INCREASE SALES OF GRAPHICS TECHNOLOGY

        E-tailers are less likely to acquire licenses to use our graphics technology and less likely to have a desire for our services if e-commerce activity fails to grow or declines due to Internet security risks. Security risks that may occur are failure of encryption and authentication technologies and third-party circumvention of security measures. These risks may limit the ability of e-tailers to sell their products online due to damage to the e-tailers' reputations and restrictions by credit card companies of online transactions.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

        Our success and ability to compete substantially depend on the uniqueness or value of our products and technologies. We rely on a combination of copyright, trademark, patent, trade secret laws, and employee and third-party nondisclosure agreements to protect our intellectual and proprietary rights, products, and technologies. Policing unauthorized use of our products and technologies is difficult and the steps we take may not prevent the misappropriation or infringement of technology or proprietary rights. In addition, litigation may be necessary to enforce our intellectual property rights. Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, any of which would adversely impair our business.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

        Our products and technologies may be the subject of infringement claims in the future. This could result in costly litigation and could require us to obtain a license to the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot obtain necessary licenses on reasonable terms, our business would be adversely affected.

WE MAY NEED TO ENTER INTO BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES WHICH COULD BE DIFFICULT TO INTEGRATE AND MAY DISRUPT OUR BUSINESS

        We may continue to expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

     - difficulty assimilating the operations, technology and personnel of the combined companies;
     -  disruption of our ongoing business;
     -  problems retaining key technical and managerial personnel;
     -  expenses associated with amortization of purchased intangible assets;
     -  additional operating losses and expenses of acquired businesses; and
     - impairment of relationships with existing employees, customers and business partners.

We do not currently have plans, nor have we entered into negotiations, to acquire any businesses.

THE LOSS OF OUR KEY ENGINEERING OR MANAGEMENT EMPLOYEES WOULD HARM OUR BUSINESS

        We depend on the continued employment of our key engineering and management employees. We do not have long-term employment agreements with our key personnel, and we do not have "key person" life insurance policies. If any of our key engineering or management employees leave our company, our business may be adversely affected.

IF WE FAIL TO ESTABLISH, MAINTAIN, OR EXPAND OUR STRATEGIC RELATIONSHIPS FOR THE INTEGRATION OF OUR TECHNOLOGY WITH THE SERVICES AND PRODUCTS OF THIRD PARTIES, THE GROWTH OF OUR BUSINESS MAY CEASE OR DECLINE

        We achieve higher margins from licensing the use of our technology than we achieve through the performance of services. We provide the makers of industry-leading content creation software products with software that enables their products to create content in the Viewpoint format so that content creating professionals can provide their customers with content in the Viewpoint format. Customers desiring content in the Viewpoint format created by third parties would then require a license from Viewpoint in order to publish the content.

        Currently, we have relationships with Adobe Systems Incorporated ("Adobe"), Autodesk, Inc. ("Autodesk"), and other makers of leading content creation software products under which we provide the right and ability to output content in our format. If these parties do not continue to integrate and support our technology correctly, or if we are unable to enter into successful new strategic relationships with software providers that can integrate and support our graphics technology, our revenues and growth may suffer because professionals will less likely offer services involving the creation of content in the Viewpoint format to their customers.

CLIENTS THAT ACCOUNT FOR LARGE PORTIONS OF OUR REVENUES IN ONE PERIOD MAY NOT GENERATE SIMILAR AMOUNTS OF REVENUE IN SUBSEQUENT PERIODS

        A large portion of our revenues in some periods are generated from a small number of clients. For example, AOL, accounted for 51% of our revenue in 2002. Similarly, in some quarterly periods a large portion of our revenue is sometimes received from a small number of clients as we perform the services required or sell a long-term license to such clients in a particular quarter. These clients may not renew licenses or retain our services for similar license and services fees in the future. Any cancellation, deferral or significant reduction in our work performed for these clients could have a material adverse effect on our business, financial condition and results of operations.

OUR CHARTER DOCUMENTS COULD MAKE IT MORE DIFFICULT FOR AN UNSOLICITED THIRD PARTY TO ACQUIRE US

        Our certificate of incorporation and by-laws are designed to make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our board of directors to issue up to 5 million shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company. In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.


                          FORWARD-LOOKING STATEMENTS


        In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors." You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission, including any future reports to be filed in 2003 and our Annual Report on Form 10-K for 2002. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "targets," "estimates," and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus.


                              OTHER INFORMATION


        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.


                               USE OF PROCEEDS


        We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.


           PRIVATE PLACEMENT OF SUBORDINATED NOTES AND COMMON STOCK


        On March 25, 2003, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we issued to them $3.5 million aggregate principal amount of our 4.95% subordinated notes due March 31, 2006 and 3,614,756 shares of our common stock in return for an aggregate consideration of $3.5 million.

        In connection with the securities purchase agreement, we entered into a registration rights agreement with the selling stockholders. The registration rights agreement required us to (i) file a registration statement covering the resale of all of the shares of common stock issued to the selling stockholders no later than May 9, 2003 and (ii) have the registration statement declared effective no later than July 23, 2003. Failure to meet these deadlines subjects us to a cash penalty based upon the number of days in which we are in default. We have agreed to pay all registration expenses in connection with such registration (other than underwriting discounts and commissions), to reimburse the selling stockholders for up to $5,000 in legal expenses and to customary indemnification and contribution protections for the selling stockholders under the federal securities laws and otherwise.

        Pursuant to the terms of the securities purchase agreement, we have issued subordinated notes to the selling stockholders in an aggregate principal amount of $3.5 million. Unless otherwise redeemed, the terms of each note require us to repay the principal amount plus any accrued but unpaid interest thereon on March 31, 2006. Interest on each note accrues at a rate of 4.95% per annum and is payable quarterly. Events of default under the notes include:

     -  the failure to timely pay amounts due under the notes,

     - the occurrence of a material default in the performance of the securities purchase agreement or the registration rights agreement,

     - the failure to pay at final maturity or the acceleration of the final stated maturity of our other indebtedness,

     - our filing for bankruptcy or the filing for bankruptcy of one of our significant subsidiaries and

     - the entry of a judgment against us for the payment of money aggregating in excess of $1 million.

        Pursuant to the terms of the notes, we have agreed not to take on any additional indebtedness other than indebtedness that is permitted under the securities purchase agreement, including indebtedness that is unsecured, subordinate or equal in right of payment to the notes, that provides for an interest that is no greater than market rate interests and that does not in the aggregate exceed the sum of $1.5 million.

        On March 25, 2003, we entered into redemption, amendment and exchange agreements with three institutional investors with whom we had completed a private placement of convertible notes and warrants on December 31, 2002. Pursuant to those agreements, we redeemed an aggregate of $3.3 million principal amount of outstanding convertible notes, exchanged an aggregate of $1 million principal amount of the outstanding convertible notes for shares of our common stock at $0.74 per share, and exchanged the remaining $2.7 million principal amount of outstanding convertible notes for $2.7 million principal amount of new convertible notes. In connection with that transaction, on April 11, 2003, we filed an amendment to the registration statement filed on January 30, 2003 and we have agreed to have that registration statement, which covers the issuance of up to 7,661,281 shares of our common stock, declared effective no later than June 30, 2003.


                             SELLING STOCKHOLDERS


        We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Stephen
M. Duff, the treasurer of the general partner of Federal Partners P, L.P., was elected as a member of our board of directors as of May 5, 2003. Except for the foregoing and the ownership of the common stock and the subordinated notes described below, the selling stockholders have not had any other material relationship with us within the past three years.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock issued, as of May 9, 2003.

        The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

        Other than the ownership of 176,300 shares of our common stock by Baruch Halpern and 6,500 shares by Shana Halpern, none of the selling stockholders beneficially owned any other shares of Viewpoint's common stock as of March 24, 2003.

                                   NUMBER SHARES BENEFICIALLY     MAXIMUM NUMBER OF SHARES TO BE SOLD       NUMBER OF SHARES
NAME                                  OWNED BEFORE OFFERING            PURSUANT TO THIS PROSPECTUS         OWNED AFTER OFFERING
----                                  ---------------------            ---------------------------         --------------------
Federal Partners P, L.P.                    3,150,002                         3,150,002                              0
Baruch Halpern and
Shana Halpern                                 440,997                           258,197                        182,800
CRCK, L.L.C.                                  206,557                           206,557                              0

------------------
TOTAL                                       3,797,556                         3,614,756                        182,800

(1)     Federal Partners is a Delaware limited partnership.

(2) Baruch Halpern and Shana Halpern are joint tenants with right of survivorship.

(3)     CRCK, L.L.C. is a Delaware limited liability company.


                             PLAN OF DISTRIBUTION


        We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. Other than as set forth in the following paragraph, we will bear all reasonable fees and expenses incident to our obligation to register the shares of common stock.

        The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     -  in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether such options are listed on an options exchange or otherwise; or

     -  through the settlement of short sales.

        If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, the underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to any such broker-dealer may be deemed underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, as amended and the rules and regulations under that statute, including, without limitation, Regulation M. This may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information they furnish to us specifically for use in this prospectus, in accordance with the related registration rights agreements.

        Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

        Each share of common stock is sold together with certain stock purchase rights. These rights are described in the Amended and Restated Rights Agreement, dated as of June 24, 1999, filed as Exhibit 4 to our registration statement filed on Form 8-A (File No. 000-27168), which we filed with the SEC on October 29, 1999, as amended by Amendment 1 to the Amended and Restated Rights Agreement, dated as of November 28, 2000, filed as Exhibit 99.5 to our registration statement filed on Form 8-A, which we filed with the SEC on December 5, 2000. See "Incorporation of Documents by Reference" below.


                                LEGAL MATTERS


        The validity of the common stock offered by this prospectus will be passed on for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.


                                   EXPERTS


        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Viewpoint Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   INCORPORATION OF DOCUMENTS BY REFERENCE


        The Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        (1)     our Annual Report on Form 10-K for the year ended December 31,
                2002;

        (2) our Current Reports on Form 8-K dated January 2, 2003, March 25, 2003 and March 26, 2003;

        (3) our registration statement on Form S-3 filed on January 30, 2002, as amended on April 11, 2003 (which has not yet been declared effective by the Commission), and including any amendments thereto or reports filed for the purpose of updating the registration statement; and

        (4) the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

        The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.


                     WHERE YOU CAN FIND MORE INFORMATION


        We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at http://www.sec.gov. You may also read and copy our annual and quarterly reports from our website at http://www.viewpoint.com.

        Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Viewpoint can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.viewpoint.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

        You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                Corporate Secretary
                Viewpoint Corporation
                498 Seventh Avenue, Suite 1810
                New York, New York 10018
                (212) 201-0800
                Attn:  Brian J. O'Donoghue, Corporate Secretary

        This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Viewpoint. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by Viewpoint Corporation (the "Registrant"), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee...................................       $   222.25
Legal fees and expenses................................        18,965
Accounting fees and expenses...........................         6,000
Printing expenses......................................         5,235
Miscellaneous..........................................         1,000

            Total......................................       $31,422.25

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

        The Registrant's amended and restated certificate of incorporation provides for indemnification of the Registrant's directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

        The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                          EXHIBIT DESCRIPTION
 ------                          -------------------
   4.1      Securities Purchase Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and the Purchasers named therein, previously filed as Exhibit 10.1 to Form 8-K filed by Viewpoint
            Corporation on March 26, 2003.

   4.2 Form of 4.95% Subordinated Note of Viewpoint Corporation, previously filed as Exhibit 10.2 to Form 8-K filed by Viewpoint Corporation on March 26, 2003.

   4.3      Registration Rights Agreement, dated as March 25, 2003, by and among
            Viewpoint Corporation and the Purchasers named therein, previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on March 26, 2003.

   5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.

  23.1      Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit
            5.1).

  23.2 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

  24 Power of Attorney (included on the signature page of this registration statement).


ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 9, 2003.

                                         VIEWPOINT CORPORATION


                                         By:   /s/ Robert E. Rice
                                               ---------------------
                                               Name:  Robert E. Rice
                                               Title: President and Chief
                                                      Executive Officer

                              POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints Robert E. Rice, acting alone, such person's true and lawful attorney-in-fact, with full power of substitution, to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments as well as any Registration Statement under Rule 462(b), and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney-in-fact to any and all amendments.




SIGNATURE               TITLE                           DATE
---------               -----                           ----


/s/ Robert E. Rice      Chairman, President and Chief   May 9, 2003
------------------      Executive Officer
Robert E. Rice


/s/ Anthony L. Pane     Senior Vice President, Chief    May 9, 2003
-------------------     Accounting Officer and Chief
Anthony L. Pane         Financal Officer


/s/Thomas Bennett       Director                        May 9, 2003
-----------------
Thomas Bennett


/s/James E. Crabbe      Director                        May 9, 2003
------------------
James E. Crabbe


/s/ Stephen M. Duff     Director                        May 9, 2003
-------------------
Stephen M. Duff


/s/Samuel H. Jones, Jr. Director                        May 9, 2003
-----------------------
Samuel H. Jones, Jr.


/s/Lennert J. Leader    Director                        May 9, 2003
--------------------
Lennert J. Leader


                                EXHIBIT INDEX


 EXHIBIT
 NUMBER                          EXHIBIT DESCRIPTION
 ------                          -------------------
   4.1      Securities Purchase Agreement, dated as of March 25, 2003, by and among Viewpoint Corporation and the Purchasers named therein, previously filed as Exhibit 10.1 to Form 8-K filed by Viewpoint
            Corporation on March 26, 2003.

   4.2 Form of 4.95% Subordinated Note of Viewpoint Corporation, previously filed as Exhibit 10.2 to Form 8-K filed by Viewpoint Corporation on March 26, 2003.

   4.3      Registration Rights Agreement, dated as March 25, 2003, by and among
            Viewpoint Corporation and the Purchasers named therein, previously filed as Exhibit 10.3 to Form 8-K filed by Viewpoint Corporation on March 26, 2003.

   5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.

  23.1      Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit
            5.1).

  23.2 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

  24 Power of Attorney (included on the signature page of this registration statement).
